Exhibit 99.1

Contacts:
Judith Wilkinson / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

MORGANS HOTEL GROUP CO. REPORTS
FOURTH QUARTER 2006 RESULTS

-Strong RevPAR Growth-
-Significant EBITDA and Margin Growth-

NEW YORK, NY — March 15, 2007 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the fourth quarter 2006.

Highlights

For the fourth quarter 2006, revenue per available room (“RevPAR”) for system-wide comparable hotels, excluding hotels under renovation (“Comparable Hotels”), increased by 16.7% from the fourth quarter 2005.  The increase was driven by growth in both average daily rate (“ADR”) and occupancy.  Comparable Hotels ADR rose by 7.0% to $352.55 and occupancy grew by 9.0% to 80.8% for the fourth quarter.  Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as further described below) increased by 17% from the prior year period to $26.2 million.  Excluding the results of Delano and Mondrian Scottsdale, both of which were under renovation during the quarter, Adjusted EBITDA rose by 27.0%.

“Our impressive fourth quarter operating results demonstrate the success of our growth initiatives and the strength of our brands,” said Ed Scheetz, President and Chief Executive Officer of MHG.  “We generated significant RevPAR growth for our Comparable Hotels with increases in both ADR and occupancy, and improved our Comparable Hotels EBITDA margins by 430 basis points.  We expect 2007 to be another strong year for us given the low supply growth and strong demand trends in our markets.”

“With the completion of the Hard Rock acquisition and the reopening of Mondrian Scottsdale, we have firmly established our presence in two dynamic markets.  The closing of the Hard Rock transaction represents a major milestone for MHG, and we are pleased to be moving forward with an exciting expansion and renovation project that is expected to more than double the property’s size and bring it to a higher level of sophistication.  The Mondrian Scottsdale has undergone dramatic renovations over the last several quarters, and now with the renovations complete, we are confident we can dramatically enhance the property’s profitability.”

“In November we completed the first phase of our Delano renovations, with 70% of the rooms refurbished, and we are very pleased by our guests’ positive reaction thus far.  In the first three months following the renovation, we have generated average year-over-year room rate increases for the entire hotel in excess of 25%.  We are very encouraged by these early returns and we look forward to commencing renovations at Royalton and Mondrian Los Angeles in 2007.”

“We are very proud of what we have accomplished in the past year. With strong operating results, growth initiatives at our existing hotels, and new hotels beginning to contribute to our EBITDA, we believe we are well positioned for 2007 and beyond.”

Fourth Quarter Operating Results

RevPAR for MHG’s Comparable Hotels was $284.86, an increase of 16.7%, or 14.6% excluding the effects of currency fluctuations (“Constant Dollars”), for the fourth quarter 2006 over the comparable period in 2005, reflecting significant increases in both ADR and occupancy.  The growth in RevPAR was driven by an increase of 25.3% at MHG’s two London hotels (14.4% in Constant Dollars), 17.9% at the Clift in San Francisco and 11.9% at MHG’s three New York hotels.  In addition, the Shore Club in South Beach posted a 33.4% RevPAR increase benefiting from strong demand and a favorable comparison to the fourth quarter of 2005 when a hurricane adversely impacted business.  EBITDA margins at Comparable Hotels increased by 430 basis points as compared to the fourth quarter 2005, reflecting the strong increases in RevPAR.

The Delano hotel in South Beach and Mondrian Scottsdale were under renovation for most of the quarter and therefore were excluded from MHG’s Comparable Hotel data.  MHG concluded the first phase of the Delano renovations at the end of November with 70% of the rooms completed.  MHG has generated strong results since the Delano re-opening, with RevPAR growth for December 2006 of 37% over December 2005 and ADR increasing by 24%.

MHG recorded a net loss of $1.1 million for the fourth quarter of 2006, equal to the net loss of $1.1 million for the fourth quarter of 2005.  The results for the fourth quarter of 2006 were affected by the write-off of $4.0 million of deferred loan fees in connection with the refinancing of debt and $2.6 million of stock compensation expense.

Balance Sheet and Financing

As of December 31, 2006, consolidated debt was $553.2 million.  At year end, MHG had approximately $211.2 million invested in non-EBITDA producing assets in the form of equity investments, deposits, and its proportionate share of joint venture debt.  These projects include Mondrian Scottsdale, Hard Rock, Mondrian South Beach, Plaza South and Echelon Place.  Excluding the amounts invested in these assets, MHG’s Adjusted Net Debt was $403.4 million, resulting in an Adjusted Net Debt to Adjusted EBITDA ratio of 4.7x.  For consolidated hotels, this ratio improves to 4.1x.  All of MHG’s debt is at fixed rates, either directly or as a result of hedging arrangements, and carries a weighted average interest rate of 6.3% with an average maturity of six years.

In October 2006, MHG capitalized on the significant equity in its owned hotels by refinancing the majority of its debt and entering into a new $225.0 million revolving credit facility.  In addition to lowering its cost of debt, this new financing structure provides MHG with greater financial flexibility.  MHG reduced the number of hotels encumbered by mortgage loans from five to two, which enabled MHG to utilize the remaining three hotels to increase the capacity under its credit line by $150.0 million.  As of December 31, 2006, MHG had no outstanding borrowings under its revolving credit facility.

In December 2006, MHG’s Board of Directors authorized the repurchase of up to $50 million worth of MHG stock. Through March 14, 2007, MHG had repurchased approximately 1.5 million shares at an average price of $17.48 per share for a total repurchase of $26.2 million.  This includes 336,000 shares for a total of $5.7 million in 2006.

MHG believes its cash flow should be adequate to fund its working capital needs and renovation plans in 2007.  MHG intends to finance future acquisitions with equity partners and non-recourse mortgage debt.  Furthermore, MHG plans to fund its equity component in new acquisitions with borrowings under its revolving credit line.  Consistent with MHG’s capital investment strategy, MHG will consider capitalizing on its significant underlying real estate value by selling equity interests in existing hotels to finance further growth.

Development Activity

MHG completed the first phase of its renovations at Delano at the end of November 2006, with 70% of the rooms completed.  MHG has produced strong results since the renovation with RevPAR growth for December 2006 of 37% over December 2005 and ADR increasing by 24%.  This trend has continued into the first quarter of 2007 with ADR rising by 20% in January and 30% in February due in part to the impact of the Super Bowl.  For the first three months following the renovation, Delano’s EBITDA increased by $1.3 million over the prior year’s comparable period, a significant early return on the $8.1 million of invested capital.  Renovations at Royalton, Mondrian Los Angeles, and the remaining portion of Delano are scheduled for 2007.

In January 2007, MHG announced the reopening of Mondrian Scottsdale.  The property, which MHG purchased in May 2006 and rebranded under MHG’s Mondrian name, has undergone dramatic renovations during the last several quarters, including the addition of an Asia de Cuba restaurant and Skybar lounge, to bring the hotel up to MHG’s best-in-class brand standard and enhance the property’s profitability.

On February 5, 2007, MHG announced the completion of the acquisition of the Hard Rock Hotel & Casino in Las Vegas.  On March 12, 2007, MHG announced a large-scale expansion and renovation project for the property with its equity partner, DLJ Merchant Banking Partners (“DLJMB”).  The project, which will include the addition of approximately 950 guest rooms, approximately 60,000 square feet of meeting and convention space, and approximately 35,000 square feet of casino space, is expected to be fully completed by mid-2009.  In addition, the project includes the expansion of the Hard Rock’s award-winning pool, several prominent new food and beverage outlets, a new and larger “Joint” live entertainment venue, 30,000 square feet of new retail space, as well as a new spa and health club.  MHG’s preliminary estimates are that the expansion would cost approximately $700 to $750 million.  DLJMB has agreed to fund 100% of the equity capital required to expand the Hard Rock, up to an additional $150.0 million, and a joint venture credit agreement provides for a loan of up to $600 million for the renovation and expansion of the property.  MHG will have the option, but is not required, to fund the expansion project proportionate to its equity interest in the joint venture.  MHG will evaluate its investment decision at the time of the capital calls, which MHG anticipates to occur throughout 2007.

Also during the first quarter of 2007, MHG announced a new partner, Walton Street Capital, for the joint venture that owns Sanderson and St Martins Lane in London.  Walton Street purchased the 50% joint venture interest from MHG’s previous partner, Burford Hotels Limited, for a price which equates to approximately $900,000 per room.  MHG received over $6 million in cash at closing for facilitating the transaction.

Guidance For 2007

The statements below represent MHG’s outlook for its business for the fiscal year ending December 31, 2007.  The guidance is based upon MHG’s expectations for continued improvement in the U.S. economy, moderate supply growth, further rate improvement in the luxury lodging sector and planned expense increases.

2007 Guidance:

RevPAR Growth:	8% to 10%
Total Revenues:	In excess of $300 million
Adjusted EBITDA:	In excess of $110 million

The projected Adjusted EBITDA level is a significant increase over the $85.1 million of adjusted EBITDA reported in 2006, primarily due to new hotels.  The projected 2007 total revenue and Adjusted EBITDA amounts include approximately $8 million of management fees and approximately $15 million for MHG’s proportionate share of EBITDA from Hard Rock from February 2, 2007.  In addition, projected Adjusted EBITDA in 2007 reflects approximately $8 to $10 million of EBITDA reduction due to the revenue displacement and pre-opening expenses associated with the renovations at Royalton, Mondrian Los Angeles and the remaining portion at Delano.  MHG plans to spend approximately $35 to $40 million in 2007 to upgrade these hotels.

Due to the ramp up at Hard Rock and Scottsdale and the renovations at existing hotels, MHG believes that the projected 2007 EBITDA level is not indicative of the normalized “run rate” EBITDA of the portfolio and that there are significant opportunities for growth at MHG’s existing hotels.

Conference Call

MHG will host a conference call to discuss the fourth quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section.  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing 877-502-9274 or 913-981-5584 for international callers. A replay of the call will be available two hours after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 5429446. The replay will be available from March 15, 2007 through March 22, 2007.

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, owns and operates Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London.  In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world.  For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the integration of the Hard Rock Hotel & Casino and other acquired properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

###

Income Statement

(In Thousands, Excpet Per Share and Percentage Data)

	4th Qtr		%	Year ended December 31%
	2006	2005	Change	2006	2005	Change

Revenues :
Rooms	$48,620	$42,821	14%	$168,572	$153,675	10%
Food & beverage	22,938	21,536		89,105	85,573
Other hotel	3,367	3,064		12,148	11,622
Total hotel revenues	74,925	67,421	11%	269,825	250,870	8%
Management fees	2,424	2,681		8,769	9,479
Total revenues	77,349	70,102	10%	278,594	260,349	7%

Operating Costs and Expenses:
Rooms	11,542	10,298		43,086	39,666
Food & beverage	15,582	14,023		58,576	54,294
Other departmental	1,488	1,528		4,588	4,546
Hotel, selling, general and administrative	14,809	13,250		55,387	51,346
Property taxes, insurance and other	4,295	3,806		15,995	13,331
Total hotel operating expenses	47,716	42,905	11%	177,632	163,183	9%
Corporate expenses:
Stock based compensation	2,645			7,939
Other	5,429	5,604		19,367	17,982
Depreciation	3,789	5,920		19,112	26,215
Total operating costs and expenses	59,579	54,429	9%	224,050	207,380	8%
Operating income	17,770	15,673	13%	54,544	52,969	3%

Interest expense, net	16,027	12,799		51,564	72,257
Equity in loss (income) of unconsolidated joint ventures	34	3,024		(1,459)	7,593
Minority interest in joint ventures	818	949		3,997	4,087
Other non-operating (income) loss	2,810	(276)		3,463	(1,574)

Pre tax income (loss)	(1,919)	(823)	-133%	(3,021)	(29,394)	90%
Income tax expense	(860)	248		11,204	822
Net gain (loss) before minority interest	(1,059)	(1,071)	1%	(14,225)	(30,216)	53%

Minority interest	3	—		(300)	0

Net loss	(1,062)	(1,071)		(13,925)	(30,216)

Shares Outstanding	33,474			33,492

Income (loss) per share (1)	(0.03)			(0.30)

(1)                                  Loss per share represents the loss for Morgans Hotel Group Co. from February 17, 2006, the date of our initial public offering, over the number of shares outstanding at the end of the period.

Hotel Operating Statistics

	(In Actual Dollars)			(In Actual Dollars)			(In Constant Dollars, if different)
				Year ended					Year ended
	4th Qtr		%	December 31%			4th Qtr	%	Deceber 31%
	2006	2005	Change	2006	2005	Change	2006	Change	2006	2005	Change
Morgans
Occupancy	88.7%	81.7%	8.6%	85.0%	83.4%	1.9%
ADR	368.82	367.04	0.5%	311.90	295.41	5.6%
Revpar	327.14	299.87	9.1%	265.12	246.37	7.6%
Royalton
Occupancy	90.4%	83.9%	7.7%	87.4%	86.2%	1.4%
ADR	404.32	397.38	1.7%	339.48	315.74	7.5%
Revpar	365.51	333.40	9.6%	296.71	272.17	9.0%
Hudson
Occupancy	93.2%	83.9%	11.1%	87.6%	85.3%	2.7%
ADR	319.00	313.70	1.7%	264.68	246.79	7.2%
Revpar	297.31	263.19	13.0%	231.86	210.51	10.1%
Mondrian LA
Occupancy	71.4%	71.2%	0.3%	79.1%	79.5%	-0.5%
ADR	310.40	298.04	4.1%	315.25	300.79	4.8%
Revpar	221.63	212.20	4.4%	249.36	239.13	4.3%
Clift
Occupancy	69.6%	61.8%	12.6%	70.6%	68.7%	2.8%
ADR	252.30	240.93	4.7%	239.21	220.72	8.4%
Revpar	175.60	148.89	17.9%	168.88	151.63	11.4%
Total Owned - Comparable
Occupancy	84.5%	77.2%	9.5%	82.6%	80.9%	2.1%
ADR	318.81	312.03	2.2%	278.00	260.22	6.8%
Revpar	269.39	240.89	11.8%	229.63	210.52	9.1%
St. Martins Lane
Occupancy	80.1%	80.3%	-0.2%	78.2%	73.6%	6.3%	80.1%	-0.2%	78.2%	73.6%	6.3%
ADR	454.01	355.07	27.9%	399.13	359.03	11.2%	436.75	16.7%	399.13	363.54	9.8%
Revpar	363.66	285.12	27.5%	312.12	264.25	18.1%	349.84	16.5%	312.12	267.57	16.7%
Sanderson
Occupancy	76.9%	76.0%	1.2%	77.5%	69.6%	11.4%	76.9%	1.2%	77.5%	69.6%	11.4%
ADR	526.22	434.34	21.2%	475.31	437.80	8.6%	506.22	10.6%	475.31	442.88	7.3%
Revpar	404.66	330.10	22.6%	368.37	304.71	20.9%	389.28	11.9%	368.37	308.24	19.5%
Shore Club
Occupancy	62.8%	52.3%	20.1%	65.7%	63.6%	3.3%
ADR	412.03	370.86	11.1%	373.09	348.90	6.9%
Revpar	258.75	193.96	33.4%	245.12	221.90	10.5%
Total Joint Venture - Comparable
Occupancy	71.3%	66.3%	7.5%	72.2%	68.0%	6.2%	71.3%	7.5%	72.2%	68.0%	6.2%
ADR	454.51	381.47	19.1%	406.68	372.88	9.1%	443.64	12.4%	406.68	375.58	8.3%
Revpar	324.07	252.91	28.1%	293.62	253.56	15.8%	316.32	20.9%	293.62	255.39	15.0%
System-wide Comparable
Occupancy	80.8%	74.1%	9.0%	79.7%	77.3%	3.1%	80.8%	9.0%	79.7%	77.3%	3.1%
ADR	352.55	329.52	7.0%	310.86	288.20	7.9%	349.84	5.1%	310.86	288.67	7.7%
Revpar	284.86	244.17	16.7%	247.76	222.78	11.2%	282.67	14.6%	247.76	223.14	11.0%
Delano
Occupancy	55.1%	64.7%	-14.8%	67.1%	72.1%	-6.9%
ADR	560.09	473.48	18.3%	504.64	474.47	6.4%
Revpar	308.61	306.34	0.7%	338.61	342.09	-1.0%
Mondrian Scottsdale
Occupancy	40.6%	0.0%		44.0%
ADR	183.03	–		161.61
Revpar	74.31	–		71.11
Total Owned
Occupancy	77.7%	75.9%	2.4%	78.6%	80.0%	-1.8%
ADR	328.26	326.22	0.6%	292.53	280.21	4.4%
Total Company
Occupancy	76.1%	73.4%	3.7%	77.0%	76.9%	0.1%	76.1%	3.7%	77.0%	76.9%	0.1%
ADR	356.86	339.20	5.2%	319.04	301.57	5.8%	354.40	3.5%	319.04	302.20	5.6%
Revpar	271.57	248.97	9.1%	245.66	231.91	5.9%	269.70	7.3%	245.66	232.39	5.7%

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.  It also excludes stock-based compensation expense.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

Adjusted Net Debt

We disclose Adjusted Net Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG.  Adjusted Net Debt is defined as debt under generally accepted accounting principles less the lease obligation related to the Clift, plus our proportionate share of debt of unconsolidated joint ventures, less cash and cash equivalents, less the non-EBITDA producing assets at cost.

A reconciliation of net income (loss) and operating income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In Thousands)

				Year ended
	4th Qtr			December 31
	2006		2005	2006		2005
Net income (loss)	–$1,06	2	–$1,071	–$13,92	5	–$30,21	6
Interest expense,net	16,027		12,799	51,564		72,257
Income tax expense	(860)		248	11,204		822
Depreciation and amortization expense	3,789		5,920	19,112		26,215
Proportionate share of interest expense
from unconsolidated joint ventures	2,217		4,191	6,030		10,669
Proportionate share of depreciation expense
from unconsolidated joint ventures	1,829		1,605	5,427		6,390
Proportionate share of depreciation expense of consolidated joint ventures	(122)		(115)	(491)		(482)

EBITDA	21,818		23,577	78,921		85,655

Add : Other non-operating (income) loss	2,810		(276)	3,463		(1,574)
Add : Other non-operating (income) loss
from unconsolidated joint ventures	536			536
Less : Clift	(1,588)		(810)	(5,475)		(4,629)
Add : Stock based compensation	2,645		—	7,939		—
Less: Minority interest	3			(300)

Adjusted EBITDA	26,224		22,491	85,084		79,452

Reconciliation of Operating Income to Adjusted EBITDA

(In Thousands)

			Year ended
	4th Qtr		December 31
	2006	2005	2006	2005
Operating Income	$17,770	$15,673	$54,544	$52,969
Depreciation	3,789	5,920	19,112	26,215
EBITDA from joint ventures	4,550	2,772	13,454	9,466
Minority interest	(945)	(1,064)	(4,190)	(4,569)
Other non-operating income (loss)	(2,810)	276	(3,463)	1,574
Add : Other non-operating (income) loss from unconsolidated joint ventures	(536)		(536)

EBITDA	21,818	23,577	78,921	85,655

Add : Other non-operating (income) loss	2,810	(276)	3,463	(1,574)
Add : Other non-operating (income) loss
from unconsolidated joint ventures	536	—	536	—
Less : Clift	(1,588)	(810)	(5,475)	(4,629)
Add : Stock based compensation	2,645	0	7,939	0
Less: Minority interest	3		(300)

Adjusted EBITDA	26,224	22,491	85,084	79,452

Room Revenue Analysis
(In Thousands, Except Percentage Data)

	4th Qtr		%	Year ended December 31%
	2006	2005	Change	2006	2005	Change
Morgans	$3,399	$3,116	9%	$10,931	$10,161	8%
Royalton	5,683	5,186	10%	18,307	16,793	9%
Hudson	22,024	19,453	13%	68,106	61,673	10%
Mondrian LA	4,832	4,628	4%	21,580	20,674	4%
Clift	5,861	4,973	18%	22,370	20,098	11%
Total Owned Comparable Hotels	41,799	37,356	12%	141,294	129,399	9%

Delano	5,509	5,465	1%	23,961	24,276	-1%
Mondrian Scottsdale	1,312	0		3,317	—

Total Owned	48,620	42,821	14%	168,572	153,675	10%

Hotel Revenue Analysis
(In Thousands, Except Percentage Data)

	4th Qtr		%	Year ended December 31%
	2006	2005	Change	2006	2005	Change
Morgans	$6,400	$6,137	4%	$22,086	$21,526	3%
Royalton	7,354	6,613	11%	23,977	21,963	9%
Hudson	27,327	24,375	12%	87,425	80,548	9%
Mondrian LA	9,722	9,927	-2%	43,628	43,056	1%
Clift	10,301	8,837	17%	37,674	34,231	10%
Total Owned Comparable Hotels	61,104	55,889	9%	214,790	201,324	7%

Delano	11,904	11,532	3%	49,532	49,546	0%
Mondrian Scottsdale	1,885	—		5,503	—

Total Owned	74,893	67,421	11%	269,825	250,870	8%

EBITDA Analysis
(In Thousands, Except Percentage Data)

	4th Qtr		%	Year ended December 31%
	2006	2005	Change	2006	2005	Change
Morgans	$2,029	$1,788	13%	$5,346	$4,918	9%
Royalton	3,144	2,579	22%	7,539	6,692	13%
Hudson	14,369	11,545	24%	38,898	34,171	14%
Mondrian	3,186	3,305	-4%	16,210	15,856	2%
Clift	1,588	810	96%	5,475	4,629	18%
Total Owned Comparable Hotels	24,316	20,027	21%	73,468	66,266	11%

St Martins Lane	2,668	1,724	55%	7,571	5,459	39%
Sanderson	1,695	907	87%	5,136	3,272	57%
Shore Club	187	141	33%	747	735	2%
Total Joint Venture Hotels	4,550	2,772	64%	13,454	9,466	42%

Total Comparable Hotels	28,866	22,799	27%	86,922	75,732	15%

Delano	2,886	3,425	-16%	16,059	16,852	-5%
Mondrian Scottsdale	(935)	0		(1,824)	0
Hotels Under Renovation	1,951	3,425		14,235	16,852

Management Fees	2,424	2,681	-10%	8,769	9,479	-7%
Corporate Expenses	(8,074)	(5,604)	44%	(27,306)	(17,982)	52%
Other non-operating income (loss)	(2,810)	276	-1118%	(3,463)	1,574	-320%
Add : Other non-operating (income) loss
from unconsolidated joint ventures	(536)			(536)
Minority Interest	-3			300

EBITDA	21,818	23,577	-7%	78,921	85,655	-8%
Add : Other non-operating (income) loss	2,810	(276)	-1118%	3,463	(1,574)	-320%
Add : Other non-operating (income) loss
from unconsolidated joint ventures	536			536
Less Clift	(1,588)	(810)	96%	(5,475)	(4,629)	18%
Add : Stock Based Compensation	2,645	—		7,939	—
Less : Minority Interest	3			(300)
Adjusted EBITDA	26,224	22,491	17%	85,084	79,452	7%
Adjusted EBITDA excl. hotels in renovation	24,273	19,066	27%	70,849	62,600	13%

Balance Sheet

(In Thousands)

	Dec 31	Dec 31
	2006	2005

Cash	$27,549	$21,835
Cash reserves	24,368	32,754
Property and equipment	494,537	426,927
Goodwill	73,698	73,698
Accounts receivable	12,253	10,567
Prepaid expenses and other assets	8,175	12,687
Investments in joint ventures	30,400	7,529
Escrows - Hard Rock purchase	62,550
Other assets	24,476	20,278
Total assets	758,006	606,275

Long-term debt	474,460	584,492
Capital lease obligations - Clift	78,737	75,140
Accounts payable and accrued expenses	35,271	32,309
Other liabilities	16,841	23,751
Deferred income taxes	9,934	—
Total liabilities	615,243	715,692
Minority interests	20,317	1,156
Stockholders’equity (deficit)	122,446	(110,573)
Total liabilities and equity (deficit)	758,006	606,275

A reconciliation of total debt, the most directly comparable U.S. GAAP measure, to Adjusted Net Debt for each of the respective periods is indicated as follows:

Adjusted Net Debt

(In Thousands)

	Dec 31	Dec 31
	2006	2005
Total debt	$553,197	$659,632

Clift Capitalized Lease	(78,737)	(75,140)

Proportionate share of debt of unconsolidated joint ventures (1)	174,671	101,002

Adjusted debt sub-total	649,131	685,494

Less : Cash	(27,549)	(21,835)

Less : Proportionate share of cash of unconsolidated joint ventures	(7,033)

Sub-total before non-EBITDA producing assets	614,549	663,659

Less : Non-EBITDA producing assets (at cost)

Mondrian Scottsdale	(53,676)
Plaza South	(15,091)
Mondrian South Beach - proportionate share of assets	(77,000)
Echelon - proportionate share of assets	(2,883)
Hard Rock escrows and deferred fees	(62,550)

Non EBITDA producing assets	(211,200)

Adjusted net debt	403,349	663,659

Adjusted net debt/Adjusted EBITDA - Total	4.7	8.4

Adjusted net debt/Adjusted EBITDA - Consolidated	4.1	8.0

(1)             Proportionate share of debt of unconsolidated joint ventures consists of the following:

	2006	2005
London	104,082	92,413
Shore Club	8,589	8,589
Mondrian South Beach	62,000
Total	174,671	101,002